UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 10, 2022
Affirm Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-39888	84-2224323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 California Street
San Francisco, California	94108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 984-0490
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s)	Name of exchange on which registered
Class A common stock, $0.00001 par value	AFRM	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 4, 2022 (the “Closing Date”), Affirm Holdings, Inc. (the “Company”), a Delaware corporation, and Affirm, Inc. (the “Borrower”), a Delaware corporation and wholly-owned subsidiary of the Company, as borrower, entered into a Revolving Credit Agreement (the “Credit Agreement”) with the lenders party thereto, Barclays Bank PLC, as administrative agent (the “Administrative Agent”) and the other parties party thereto, with an initial aggregate commitment of $165 million, maturing on February 4, 2025. At closing, no amounts were drawn under the Credit Agreement.
Proceeds of the borrowings under the Credit Agreement will be used for general corporate purposes in the ordinary course of business. Borrowings under the Credit Agreement are unsecured and will bear interest at a rate equal to, at the Borrower’s option, either (a) a SOFR rate determined by reference to the forward-looking term SOFR rate for the interest period, plus an applicable margin of 1.85% per annum or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate last quoted by the Wall Street Journal as the US prime rate and (iii) the one-month forward-looking term SOFR rate plus 1.0% per annum, in each case, plus an applicable margin of 0.85% per annum. In addition, the Credit Agreement requires the Borrower to pay a commitment fee of 0.20% per annum in respect of the unused commitments under the Credit Agreement.
The obligations of the Borrower under the Credit Agreement are presently guaranteed by the Company and certain domestic subsidiaries of the Borrower and are required to be guaranteed in the future by certain additional domestic subsidiaries of the Company.
The Credit Agreement contains events of default if either the cumulative default ratio for a given period or the 3-month rolling average delinquent receivable ratio referred to therein exceed certain thresholds, and other customary events of default, including in the event of a change of control. The Credit Agreement also contains certain covenants and restrictions that limit the Company’s and its subsidiaries’ ability to, among other things, incur additional debt; create liens on certain assets; pay dividends on or make distributions in respect of their capital stock or make other restricted payments; consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; and enter into certain transactions with their affiliates.
The Credit Agreement also contains certain financial maintenance covenants which require the Company and its subsidiaries to not exceed a specified leverage ratio and to maintain a minimum level of tangible net worth, in each case, as of the last day of each fiscal quarter.
If the Company or Borrower fail to perform their respective obligations under these and other covenants (after giving effect to any applicable grace period specified in the Credit Agreement), or should any event of default occur, the revolving loan commitments under the Credit Agreement may be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable.
The foregoing is a summary description of certain terms of the Credit Agreement and does not purport to be complete, and it is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.
On February 10, 2022, the Company issued a press release regarding its financial results for the second fiscal quarter ended December 31, 2021. A copy of the press release is attached hereto as Exhibit 99.1, and the information in Exhibit 99.1 is incorporated herein by reference.
The press release attached hereto as Exhibit 99.1 includes certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are contained in the press release and the financial tables attached thereto.
The information in this Item 2.02 and in Exhibit 99.1 attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated as of February 4, 2022, among Affirm, Inc., Affirm Holdings, Inc., certain lenders identified therein, and Barclays Bank PLC
99.1	Press Release issued by Affirm Holdings, Inc. dated February 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Portions of this document have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRM HOLDINGS, INC.

By:	/s/ Michael Linford
Name: Michael Linford
Title: Chief Financial Officer

Date: February 10, 2022